                                                                       Exhibit 1

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                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG


                                 LAIDLAW INC.,


                           MEDTRANS ACQUISITION CO.

                                      and

                        AMERICAN MEDICAL RESPONSE, INC.






                          Dated as of January 6, 1997






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

                               TABLE OF CONTENTS


                                   ARTICLE I

THE OFFER
     SECTION 1.1  The Offer ................................................2
     SECTION 1.2  Company Action. ..........................................3
     SECTION 1.3  Boards of Directors and Committees; Section 14(f) ........4

                                   ARTICLE II


THE MERGER

     SECTION 2.1  The Merger ...............................................5
     SECTION 2.2  Effective Time. ..........................................6
     SECTION 2.3  Effect of the Merger. ....................................6
     SECTION 2.4  Certificate of Incorporation, By-Laws. ...................6
     SECTION 2.5  Directors and Officers. ..................................7
     SECTION 2.6  Effect on Capital Stock. .................................7
     SECTION 2.7  Exchange of Certificates. ................................8
     SECTION 2.8  Stock Transfer Books. ....................................9
     SECTION 2.9  No Further Ownership Rights in Company Common Stock. .....9
     SECTION 2.10  Lost, Stolen or Destroyed Certificates. ................10
     SECTION 2.11  Taking of Necessary Action; Further Action. ............10
     SECTION 2.12  Stockholders' Meeting ..................................10
     SECTION 2.13  Material Adverse Effect. ...............................11


ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     SECTION 3.1  Organization and Qualification; Subsidiaries. ...........11
     SECTION 3.2  Certificate of Incorporation and By-Laws. ...............12
     SECTION 3.3  Capitalization. .........................................12
     SECTION 3.4  Authority Relative to this Agreement. ...................13
     SECTION 3.5  No Conflict; Required Filings and Consents. .............13
     SECTION 3.6  Compliance, Permits. ....................................14
     SECTION 3.7  SEC Filings; Financial Statements. ......................15
     SECTION 3.8  Absence of Certain Changes or Events. ...................15

     SECTION 3.9  No Undisclosed Liabilities. .............................16
     SECTION 3.10  Absence of Litigation. .................................16
     SECTION 3.11  Employee Benefit Plans, Employment Agreements. .........16
     SECTION 3.12  Labor Matters. .........................................18
     SECTION 3.13  Schedule 14D-9; Offer Documents; Proxy Statement. ......18
     SECTION 3.14  Restrictions on Business Activities. ...................19
     SECTION 3.15  Title to Property. .....................................19
     SECTION 3.16  Taxes. .................................................19
     SECTION 3.17  Environmental Matters. .................................20
     SECTION 3.18  Intellectual Property. .................................21
     SECTION 3.19  Interested Party Transactions. .........................22
     SECTION 3.20  Insurance.     .........................................22
     SECTION 3.21  Healthcare Regulatory Compliance. ......................22
     SECTION 3.22  Opinion of Financial Advisor. ..........................23
     SECTION 3.23  Brokers. ...............................................23
     SECTION 3.24  Section 203 of the Delaware Law Not Applicable .........23

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

     SECTION 4.1  Organization and Qualification; Subsidiaries ............24
     SECTION 4.2  Authority Relative to this Agreement. ...................24
     SECTION 4.3  No Conflict, Required Filings and Consents. .............24
     SECTION 4.4  Offer Documents; Schedule 14D-9; Proxy Statement. .......25
     SECTION 4.5  No Prior Activities; Financing. .........................25

                                   ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER
     SECTION 5.1  Conduct of Business by the Company Pending the Merger. ..26
     SECTION 5.2  No Solicitation. ........................................29

                                  ARTICLE VI

ADDITIONAL AGREEMENTS

     SECTION 6.1  HSR Act .................................................30
     SECTION 6.2  Access to Information; Confidentiality. .................30
     SECTION 6.3  Consents; Approvals. ....................................30
     SECTION 6.4  Indemnification and Insurance. ..........................31

     SECTION 6.5  Notification of Certain Matters. ........................32
     SECTION 6.6  Further Action ..........................................33
     SECTION 6.7  Public Announcements. ...................................33
     SECTION 6.8  Conveyance Taxes. .......................................33

ARTICLE VII

CONDITIONS TO THE MERGER
     SECTION 7.1  Conditions to Obligation of Each Party to Effect
     the Merger ...........................................................33

                                 ARTICLE VIII

TERMINATION

     SECTION 8.1  Termination .............................................34
     SECTION 8.2  Effect of Termination ...................................35
     SECTION 8.3  Fees and Expenses .......................................35

                                  ARTICLE IX

GENERAL PROVISIONS
     SECTION 9.1  Effectiveness of Representations, Warranties and
     Agreements; Knowledge, Etc............................................36
     SECTION 9.2  Notices .................................................37
     SECTION 9.3  Certain Definitions .....................................37
     SECTION 9.4  Amendment ...............................................38
     SECTION 9.5  Waiver ..................................................39
     SECTION 9.6  Headings ................................................39
     SECTION 9.7  Severability.............................................39
     SECTION 9.8  Entire Agreement.........................................39
     SECTION 9.9  Assignment; Guarantee of Acquisition ....................39
     SECTION 9.10  Parties in Interest ....................................39
     SECTION 9.11  Failure or Indulgence Not Waiver; Remedies Cumulative ..39
     SECTION 9.12  Governing Law ..........................................40
     SECTION 9.13  Counterparts ...........................................40

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of January 6, 1997, is among American Medical Response, Inc., a Delaware corporation (the "Company"), Laidlaw Inc., a Canadian corporation ("Parent") and MedTrans Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition").

     WHEREAS, the Board of Directors of Parent, Acquisition and the Company have each approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, in furtherance thereof, it is proposed that Acquisition shall make a tender offer to acquire all outstanding shares (the "Shares") of common stock, par value $0.01 per share, of the Company (the "Common Stock") for a cash amount of $40.00 per Share (such amount, or any greater amount per Share paid pursuant to the tender offer, being hereinafter referred to as the "Per Share Amount") in accordance with the terms and subject to the conditions provided for herein (the "Offer");

     WHEREAS, the Board of Directors of the Company (the "Board") has (i) determined that the consideration to be paid for each Share in the Offer and the Merger (as defined below) is fair to and in the best interests of the stockholders of the Company and (ii) approved this Agreement and the transactions contemplated hereby and resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Company; and

     WHEREAS, the Boards of Directors of Parent and Acquisition have each approved the merger (the "Merger") of Acquisition with and into the Company following the Offer in accordance with the Delaware General Corporation Law (the "Delaware Law") upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

     SECTION 1.1  The Offer.

     (a) Commencement. Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable, but in any event within five business days of the public announcement of the terms of this Agreement, Acquisition shall commence the Offer. The obligation of Acquisition to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the condition that a number of Shares representing not less than two-thirds of the Company's outstanding voting power (assuming the exercise of all outstanding options to purchase shares of Common Stock the holders of which have not entered into an agreement to cancel such options as described in Section 2.6(c)(i) and the conversion of all of the Company's 5 1/4% Convertible Subordinated Notes due February 1, 2001 (the "Notes")) shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the "Minimum Condition"), and the obligation of Acquisition to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the other conditions set forth in Annex A hereto. It is agreed that the Minimum Condition and the other conditions set forth in Annex A hereto are for the sole benefit of Acquisition and may be asserted by Acquisition regardless of the circumstances giving rise to any such condition unless Parent, Acquisition or their affiliates shall have caused the circumstances giving rise to such condition. Acquisition expressly reserves the right in its sole discretion to waive, in whole or in part, at any time or from time to time, any such condition (other than the Minimum Condition, which may not be waived without the prior written consent of the Company), to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer; provided that, unless previously approved by the Company in writing, no change may be made that decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer or imposes conditions to the Offer in addition to those set forth in Annex A hereto. Acquisition covenants and agrees that, subject to the conditions of the Offer set forth in Annex A hereto, Acquisition shall accept for payment and pay for Shares which have been validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law; provided that, if the number of Shares that have been validly tendered and not withdrawn represent less than 90% of the Company's outstanding voting power (calculated as described above), Acquisition may extend the Offer up to the tenth business day following the date on which all conditions to the Offer shall first have been satisfied or waived. The Per Share Amount payable in the Offer shall be paid net to the seller in cash, upon the terms and subject to the conditions of the Offer. Acquisition agrees that if all conditions set forth in Annex A are not satisfied on the initial expiration date of the Offer, Acquisition shall extend (and re-extend) the Offer through April 15, 1997 to provide time to satisfy such conditions; provided that, if Acquisition shall not have purchased Shares pursuant to the Offer prior to April 15, 1997 as the result of the receipt by the Company of an

Acquisition Proposal (as defined below) or as a result of a failure of the applicable waiting period under the HSR Act (as defined below) to expire or the failure to obtain any necessary governmental or regulatory approvals, Acquisition shall extend (and re-extend) the Offer through July 15, 1997.

     (b) Filing Offer Documents. As soon as practicable on the date of commencement of the Offer, Parent and Acquisition shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, the "Offer Documents"). Parent, Acquisition and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that any such information shall have become false or misleading in any material respect and Parent and Acquisition each further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC and shall be provided with any comments Parent, Acquisition and their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

     SECTION 1.2  Company Action.

     (a) Board Approval. The Company hereby approves of and consents to the Offer and represents and warrants that the Board, at a meeting duly called and held on January 5, 1997, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Acquisition and, if required by applicable law, approve and adopt this Agreement and the Merger. The Company further represents and warrants that Smith Barney Inc. ("Smith Barney") has delivered to the Board its opinion to the effect that, as of the date of this Agreement, the Per Share Amount to be received by the holders of Shares (other than Parent and its affiliates) pursuant to the Offer and the Merger, taken together, is fair to such holders from a financial point of view. The Company has been authorized by Smith Barney to permit the inclusion of such opinion in its entirety in the Offer Documents and the Schedule 14D-9 referred to below and the Proxy Statement referred to in Section 3.13, so long as such inclusion is in form and substance reasonably satisfactory to Smith Barney and its counsel. Subject to the fiduciary duties of the Board under applicable law (as determined in good faith after consultation with independent counsel), the Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board described in this Section 1.2(a).

     (b) Schedule 14D-9. As soon as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") and shall mail the Schedule 14D-9 to the stockholders of the Company promptly after the commencement of the Offer. The
Schedule 14D-9 shall, subject to the fiduciary duties of the Board under applicable law (as determined in good faith after consultation with independent counsel), at all times contain the determinations, approvals and recommendations described in Section 1.2(a). Parent, Acquisition and the Company each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that any such information shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Acquisition and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC and shall be provided with any comments the Company and its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

     (c) Dissemination of the Offer. In connection with the Offer, the Company will promptly furnish Acquisition with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Acquisition or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Acquisition and its affiliates and associates shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.


     SECTION 1.3  Boards of Directors and Committees; Section 14(f).

     (a) Board Representation. Promptly upon the purchase by Acquisition of Shares pursuant to the Offer and from time to time thereafter, Acquisition shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Acquisition and its affiliates (including any Shares purchased pursuant to the Offer) bears to the total number of outstanding Shares, and the Company shall, upon request by Acquisition, subject to the provisions of Section 1.3(b), promptly either increase the size of the Board (and shall, if necessary, amend the Company's By-Laws to permit such an increase) or use its reasonable best efforts to secure the resignation of such number of directors as is necessary to enable Acquisition's designees to be elected to the Board and shall cause Acquisition's designees to be so elected. Promptly upon request by Acquisition, the Company will, subject to the provisions of Section 1.3(b), use its reasonable best efforts to cause persons designated by Acquisition to constitute the same percentage as the number of Acquisition's designees to the Board bears to the total number of directors on the Board on (i) each committee of the Board, (ii) each board of directors or similar governing body or bodies of each subsidiary of the Company designated by Acquisition and (iii) each committee of each such board or body.

     (b) Compliance with Section 14(f). The Company's obligations to appoint designees to the Board shall be subject to Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 or a separate Rule 14f-1 Statement provided to shareholders such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Parent or Acquisition will supply to the Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     (c) Action by Disinterested Directors. Following the election or appointment of Acquisition's designees pursuant to this Section 1.3 and prior to the Effective Time (as defined below), any amendment of this Agreement or any amendment to the Restated Certificate of Incorporation or By-Laws of the Company inconsistent with this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Acquisition or any waiver of any of the Company's rights hereunder will require the concurrence of a majority of the directors of the Company then in office who are not designees of Acquisition or employees of the Company.


                                  ARTICLE II

                                  THE MERGER

     SECTION 2.1  The Merger.

     (a) Effective Time. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the Delaware Law, Acquisition shall be merged with and into the Company, the separate corporate existence of Acquisition shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
8.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VII, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VII, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 2.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the Delaware Law (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the Delaware Law (the time of such filing being the "Effective Time").

     SECTION 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.4   Certificate of Incorporation, By-Laws.

     (a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of Acquisition, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the Delaware Law and such Certificate of Incorporation; provided, however, that at the Effective Time Article I of the Certificate of Incorporation of Acquisition shall be amended to change its name to "American Medical Response, Inc."

     (b) By-Laws. The By-Laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

     SECTION 2.5 Directors and Officers. The directors of Acquisition immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Acquisition immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Acquisition, the Company or the holders of any of the following securities:

     (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 2.6(b)) shall be converted into the right to receive the Per Share Amount (the "Merger Consideration").

     (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Acquisition or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

     (c)  Stock Options and Employee Stock Purchase Plan.

            (i) On the date Acquisition purchases Shares pursuant to the Offer, each outstanding option to purchase Company Common Stock (a "Stock Option") granted under the Company's 1992 Equity Incentive Plan, the 1992 Stock Option Plan for Non-Employee Directors and the Acquisition Stock Option Plan and the 1996 Stock Incentive Plan of STAT Healthcare, Inc. (the "Company Stock Option Plans") or pursuant to any other employee stock option plan or agreement entered into by the Company with any employee of the Company or any subsidiary thereof listed on Section 3.11(c) of the Company Disclosure Schedule, whether or not then exercisable, shall become exercisable, and each holder of a Stock Option who executes an agreement to cancel such Stock Option shall be entitled to receive as soon as practicable thereafter from the Company in consideration for such cancellation an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of shares of Company Common Stock previously subject to such Stock Option multiplied by (ii) the excess, if any,
                                        ---------- --
of the Per Share Amount over the exercise price per share of Company Common Stock previously subject to such Stock Option.

            (ii) The Board of Directors of the Company, or an appropriate committee thereof, shall promptly cause written notice of this Agreement to be given to persons holding options or other rights to purchase Company Common Stock ("Purchase Rights") under the Company's 1992 Employee Stock Purchase Plan (the "Company

Stock Purchase Plan"). On the date that Acquisition purchases Shares pursuant to the Offer, all Purchase Rights shall be accelerated and shall be exercised automatically for shares of Company Common Stock as if the date of this Agreement were the end of an Option Period (as defined in the Company Stock Purchase Plan) unless a Participant (as defined in the Company Stock Purchase
Plan) withdraws from the Company Stock Purchase Plan. Payroll deductions under the Company Stock Purchase Plan not used to purchase shares of Company Common Stock shall be returned to the Participant.

     (d) Capital Stock of Acquisition. Each share of common stock, $.01 par value, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

     SECTION 2.7   Exchange of Certificates.

     (a) Exchange Agent and Procedures. Prior to the Effective Time, a bank or trust company shall be designated by Parent (the "Paying Agent") to act as agent in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.6(a). Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of a certificate or certificates (the"Certificates") that, prior to the Effective Time, represented Shares, a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon the surrender of each such Certificate formerly representing Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall pay the holder of such Certificate the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, in exchange therefor, and such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Shares held by Parent, Acquisition or the Company, or any direct or indirect subsidiary thereof) shall represent solely the right to receive the Merger Consideration. No interest shall be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

     (b)   Consideration.   When and as needed, Parent or Acquisition shall
deposit, or cause to be deposited, in trust with the Paying Agent the Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Section 2.6(a) hereof.

     (c) Investment of Merger Consideration. The Merger Consideration shall be invested by the Paying Agent, as directed by Parent, provided such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Service, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $1,000,000,000 in assets.

     (d) Termination of Duties. Promptly following the date which is six months after the Effective Time, Parent will cause the Paying Agent to deliver to the Surviving Corporation all cash and documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon.

     (e) No Liability. Neither Parent, Acquisition nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     SECTION 2.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

     SECTION 2.9 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

     SECTION 2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration such Parent Shares as may be required pursuant to Section 2.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION 2.11 Taking of Necessary Action; Further Action. Each of Parent, Acquisition and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition, the officers and directors of the Company and Acquisition immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     SECTION 2.12 Stockholders' Meeting. If approval by the Company's stockholders is required by applicable law to consummate the Merger, the Company, acting through the Board, shall in accordance with applicable law and subject to the fiduciary duties of the Board under applicable law (as determined in good faith after consultation with independent counsel), as soon as practicable following the consummation of the Offer:

     (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "Stockholders' Meeting") for the purpose of considering and taking action upon this Agreement;

     (ii) include in the Proxy Statement (as defined in Section 3.13) the recommendation of the Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby; and

     (iii) use its reasonable best efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the consummation of the Offer and (B) to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby.

At such meeting, Parent and Acquisition will vote all Shares owned by them in favor of this Agreement and the transactions contemplated hereby.

     SECTION 2.13 Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that is materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiaries, or Parent and its subsidiaries, as the case may be, in each case taken as a whole, other than any such changes, effects or circumstances: (i) set forth or contemplated by the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be; (ii) set forth or described in the Company SEC Reports or the Parent SEC Reports, as the case may be; or (iii) affecting the ambulance service industry generally.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Acquisition that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "Company Disclosure Schedule"):

     SECTION 3.1 Organization and Qualification; Subsidiaries. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not have a Material Adverse Effect. Each of the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 3.1 of the Company Disclosure Schedule. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company or any of its subsidiaries has invested or is required to invest $500,000 or more, excluding securities in any publicly traded company held for investment and comprising less than five percent of the outstanding stock of such company.

     SECTION 3.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws as most recently restated and subsequently amended to date, and has furnished or made available to Parent the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of each of its subsidiaries (the "Subsidiary Documents"). Such Certificate of Incorporation, By-Laws and Subsidiary Documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or Subsidiary Documents, except for immaterial violations of the Subsidiary Documents which may exist.

     SECTION 3.3 Capitalization. The authorized capital stock of the Company consists of (i) 75,000,000 shares of Company Common Stock and (ii) 500,000 shares of preferred stock, $.01 par value per share, none of which is issued and outstanding and none of which is held in treasury. As of December 31, 1996, (i) 21,047,345 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares were held in treasury, (ii) no shares of Company Common Stock were held by subsidiaries of the Company, (iii) 1,809,569 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the Company Stock Option Plans and agreements listed in Section 3.3 of the Company Disclosure Schedule, (iv) 189,611 shares of Company Common Stock were reserved for future issuance under the Company Stock Purchase Plan,(v) 3,311,258 shares of Company Common Stock were reserved for future issuance pursuant to the conversion of the Notes and (vi) 3,919,900 shares of Company Common Stock were issuable connection with the acquisition of STAT Healthcare. No material change in such capitalization has occurred between December 31, 1996 and the date hereof. Section 3.3 of the Company Disclosure Schedule sets forth a true and complete list of all outstanding warrants and other rights for the purchase of Company Common Stock (other than the Notes, Stock Options and Purchase Rights), the name of each holder thereof, the number of shares purchasable thereunder or upon conversion thereof and the per share exercise or conversion price of each warrant and other right. Except as set forth in this Section 3.3 or Section
3.11 or in the related sections of the Company Disclosure Schedule, and other than the Notes, there are no options, warrants or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 3.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Sections 3.1 and 3.3 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

     SECTION 3.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the Delaware Law and the Company's Certificate of Incorporation and By-
Laws). The Board of Directors of the Company has determined that the Offer and the Merger upon the terms and subject to the conditions of this Agreement are advisable and in the best interest of the Company's stockholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     SECTION 3.5   No Conflict; Required Filings and Consents.

     (a) Section 3.5(a) of the Company Disclosure Schedule includes a list of all agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound which, as of the date hereof: (i) are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Exchange Act; (ii) under which the consequences of a default, nonrenewal or termination could have a Material Adverse Effect on the Company; or (iii) pursuant to which payments might be required or acceleration of benefits may be required upon a "change of control" of the Company (collectively, the "Material Contracts").

     (b) Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect.

     (c) Except as set forth in Section 3.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and the filing and recordation of appropriate merger or other documents as required by the Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise have a Material Adverse Effect.

     SECTION 3.6   Compliance, Permits.

     (a) Except as disclosed in Section 3.6(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Material Adverse Effect.

     (b) Except as disclosed in Section 3.6(b) of the Company Disclosure Schedule, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities that are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Company Permits"), except when the failure to have such Company Permits would not have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not have a Material Adverse Effect.

     SECTION 3.7   SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed with the SEC and has made available to Parent (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1994 and 1995, respectively,
(ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1995, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since January 1, 1995, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since January 1, 1995 (collectively, the "Company SEC Reports"). Except as disclosed in Section 3.7 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except for STAT Healthcare, Inc., none of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     SECTION 3.8   Absence of Certain Changes or Events.  Except as set forth in
Section 3.8 of the Company Disclosure Schedule or the Company SEC Reports, since January 1, 1996, the Company has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or By-laws of the Company; (iii) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would have a Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices; (v) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any other action or event that would have required the consent of Parent pursuant to Section 5.1 had such action or event occurred after the date of this Agreement; or (vii) any sale of a material amount of property of the Company or any of its subsidiaries, except in the ordinary course of business.

     SECTION 3.9   No Undisclosed Liabilities.  Except as is disclosed in
Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) as of September 30, 1996 (the "1996 Company Balance Sheet"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1996 Company Balance Sheet, (c) incurred since September 30, 1996 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, (e) disclosed in the Company SEC Reports or (f) which would not have a Material Adverse Effect.

     SECTION 3.10 Absence of Litigation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, overtly threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would have a Material Adverse Effect.

     SECTION 3.11   Employee Benefit Plans, Employment Agreements.

     (a) Section 3.11 (a) of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all material employee welfare plans (as defined in Section 3(1) of ERISA) and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any material current or former employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of the Company, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under
Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (collectively the "Company Employee Plans"). There have been made available to Parent copies of (i) each such written

Company Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA. For purposes of this Section 3.11(a), the term "material," used with respect to any Company Employee Plan, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an annual amount exceeding $500,000 with respect to such Company Employee Plan.

     (b) (i) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company or any of its subsidiaries; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

     (c) Section 3.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any other right, directly or indirectly, to acquire Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 3.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

     (d) Section 3.11(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of the Company or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $200,000; (iii) all employees of, or consultants to, the Company or any of its subsidiaries who have executed a non-competition agreement with the Company or any of its subsidiaries; (iv) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $300,000, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company or any of its subsidiaries with or relating to its employees which contain change in control provisions.

     SECTION 3.12 Labor Matters. Except as set forth in Section 3.12 of the Company Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have had or would have a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which would have a Material Adverse Effect.

     SECTION 3.13 Schedule 14D-9; Offer Documents; Proxy Statement. Neither the Schedule 14D-9, nor any of the information provided by the Company and/or by its auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Offer Documents shall, on the respective dates the
Schedule 14D-9, the Offer Documents or any supplements or amendments thereto are filed with the SEC or on the date first published, sent or given to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The proxy or information statement or similar materials distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto (the "Proxy Statement"), shall not, at the time filed with the SEC, at the time mailed to the Company's stockholders, at the time of the Stockholders' Meeting or at the

Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by Parent, Acquisition and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Schedule 14D-9 or the Proxy Statement. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     SECTION 3.14 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 3.14 of the Company Disclosure Schedule, to the best of the Company's knowledge, there is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by the Company, except for any prohibition or impairment as would not have a Material Adverse Effect.

     SECTION 3.15 Title to Property. Except as set forth in Section 3.15 of the Company Disclosure Schedule, the Company and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not have a Material Adverse Effect; and, to the best knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect.

     SECTION 3.16   Taxes.

     (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     (b) Other than as disclosed in Section 3.16(b) of the Company Disclosure Schedule, the Company and its subsidiaries (for such periods as each subsidiary was owned, directly or indirectly, by the Company) have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, and the Company and its subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and except as may be determined to be owed upon completion of any Tax Return not yet filed based upon an extension of time to file, and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required except to the extent the failure to do so would not have a Material Adverse Effect. Except as does not involve or would not result in liability to the Company or any of its subsidiaries that would have a Material Adverse Effect, (i) there are no tax liens on any assets of the Company or any subsidiary thereof; and (ii) neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1996 Company Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles.

     (c) Neither the Company nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of the Company, neither the Company nor any of its subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

     SECTION 3.17 Environmental Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule, and except in all cases as, in the aggregate, have not had and would not have a Material Adverse Effect, the Company and each of its subsidiaries to the best of the Company's knowledge (i) have obtained all applicable permits, licenses and other authorizations which are required to be obtained under all applicable federal, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws") by the Company or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

     SECTION 3.18   Intellectual Property.

     (a) Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company and its subsidiaries as currently conducted, except as would not have a Material Adverse Effect.

     (b) Except as disclosed in Section 3.18(b) of the Company Disclosure Schedule or as would not have a Material Adverse Effect, the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks and copyrights ("Third-Party Intellectual Property Rights"). No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company or any of its subsidiaries (the "Company Intellectual Property Rights"), any trade secret material to the Company, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company or any of its subsidiaries, are currently pending or, to the knowledge of the Company, are overtly threatened by any person. The Company does not know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Company or any of its subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Company or any of its subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its subsidiaries as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (iv) challenging the license or legally enforceable right to use of the Third Party Intellectual Rights by the Company or any of its subsidiaries.

     (c) To the Company's knowledge, all patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, to the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of its subsidiaries.

     SECTION 3.19   Interested Party Transactions.  Except as set forth in
Section 3.19 of the Company Disclosure Schedule or in the Company SEC Reports, since the date of the Company's proxy statement dated April 9, 1996, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     SECTION 3.20 Insurance. All material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by entities engaged in similar businesses and subject to the same or similar perils or hazards, except as would not have a Material Adverse Effect.

     SECTION 3.21   Healthcare Regulatory Compliance.   To the best knowledge of
the Company, the Company and its subsidiaries have not engaged knowingly and willfully in any activities which are prohibited under federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. (S) 1320a-7b or related state or local statutes or regulations or which otherwise constitutes fraud, including, without limitation, the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

     SECTION 3.22 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of the Company's financial advisor, Smith Barney, to the effect that, as of the date of this Agreement, the Per Share Amount to be received by the holders of Shares (other than Parent and its affiliates) pursuant to the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders.

     SECTION 3.23 Brokers. No broker, finder or investment banker (other than Smith Barney) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Smith Barney pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     SECTION 3.24 Section 203 of the Delaware Law Not Applicable. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the Delaware applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the respective stockholders agreements dated as of the date hereof between Parent or the consummation of the Offer or the Merger or the other transactions contemplated by this Agreement.


                                  ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

     Parent and Acquisition hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof, by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "Parent Disclosure Schedule"):

     SECTION 4.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not have a Material Adverse Effect. Each of Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect.

     SECTION 4.2 Authority Relative to this Agreement. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Acquisition and the consummation by Parent and Acquisition of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Acquisition and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Acquisition enforceable against each of them in accordance with its terms.

     SECTION 4.3   No Conflict, Required Filings and Consents.

     (a) Except as set forth in Section 4.3(a) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Acquisition do not, and the performance of this Agreement by Parent and Acquisition will not, (i) conflict with or violate the Articles of Organization (or Certificate of Incorporation) or By-Laws of Parent or Acquisition, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Parent and Acquisition does not, and the performance of this Agreement by Parent and Acquisition will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger or other documents as required by the Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent Parent or Acquisition from performing their respective obligations under this Agreement, and would not have a Material Adverse Effect.

     SECTION 4.4 Offer Documents; Schedule 14D-9; Proxy Statement. Neither the Offer Documents, nor any of the information provided by Parent or Acquisition and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Schedule 14D-9 shall, on the respective dates the Offer Documents, the Schedule 14D-9 or any supplements or amendments thereto are filed with the SEC or on the date first published, sent or given to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Acquisition makes any representation or warranty with respect to any information provided by the Company and/or by its auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Offer Documents. None of the information provided by Parent or Acquisition and/or by their auditors, attorneys, financial advisors or other consultants or advisors specifically for use in the Proxy Statement shall, at the time filed with the SEC, at the time mailed to the Company's stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     SECTION 4.5   No Prior Activities; Financing.

     (a) Acquisition was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquisition has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     (b) Acquisition has available to it funds necessary to satisfy its obligations hereunder including, without limitation, the obligation to pay the Per Share Amount pursuant to the Offer and the Merger Consideration pursuant to the Merger and to pay all related fees and expenses in connection with the Offer and the Merger.


                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the time Acquisition's designees are elected as directors of the Company pursuant to Section 1.3, unless Parent shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in the manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the time Acquisition's designees are elected as directors of the Company pursuant to Section 1.3, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

     (a) amend or otherwise change the Certificate of Incorporation or By-Laws of the Company or any of its subsidiaries;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for (i) the issuance of shares of Company Common Stock issuable pursuant to Stock Options listed on
Schedule 3.11 hereto;

(ii) the grant of options under the Company's Stock Option Plans consistent with past practice to purchase up to 50,000 shares of Company Common Stock at the market value on the date of grant to newly hired employees (excluding executive officers), and the issuance of shares upon exercise thereof, (iii) the issuance of shares of Company Common Stock issuable upon conversion of the Notes, (iv) the issuance of shares of Company Common Stock issuable to participants in the Company's Employee Stock Purchase Plan pursuant to the terms thereof, (v) the issuance of shares of Company Common Stock at not less than the fair market value thereof in connection with Permitted Acquisitions (as defined in Section 5.1(e)) and (vi) the issuance of shares of Company Common Stock to former holders of shares of capital stock of STAT Healthcare, Inc.

     (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) disposition of obsolete or worthless assets, (iii) sales of immaterial assets not in excess of $500,000 and (iv) encumbrances on assets to secure purchase money financings of equipment and capital improvements and in connection with the financing of Permitted Acquisitions (as defined in Section 5.1(e))).

     (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing; except for the acceleration of options pursuant to the terms of the Company Common Stock Option Plans and the net exercise of such options and the repurchase of Notes as required by the terms thereof;

     (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than (A) those listed on Section 5.1(e) of the Company Disclosure Schedule and (B) ambulance service providers and other health care providers in the continental United States and Hawaii, whether acquired solely for cash, promissory notes that are subordinated as required by the Company's lenders, or Company Common Stock issued at fair market value, or any combination thereof (together with the acquisitions described in clause (A), "Permitted Acquisitions"), provided that the total consideration paid for all such acquisitions described in this clause (B) consummated prior to March 31, 1997 shall not exceed $50 million and the total consideration paid for all such acquisitions described in this clause (B) consummated prior to July 15, 1997 shall not exceed $100 million; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice or in connection with purchases of equipment or capital improvements or in Permitted Acquisitions, make any loans or advances (other than loans or advances to or from direct or indirect wholly owned subsidiaries), (iii) enter into or amend any material contract or agreement other than in the ordinary course of business or where such contract or amendment would not have a Material Adverse Effect; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of the amounts set forth in Section 5.1(e)(iv) of the Company Disclosure Schedule for the Company and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(e);

     (f) except as set forth in Section 5.1(f) of the Company Disclosure Schedule, increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries in accordance with past practice and in amounts that are in the aggregate reflected in the budgets previously provided to Parent or, except in the ordinary course of business, grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

     (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

     (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement;

     (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice; or

     (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     SECTION 5.2   No Solicitation.

     (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer, but not in connection with Permitted Acquisitions) or similar transactions involving the Company or any subsidiaries of the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or
(iii) agree to approve or recommend any Acquisition Proposal. Nothing contained in this Section 5.2(a) shall prevent the Board of Directors of the Company from considering, negotiating, approving and recommending to the stockholders of the Company, or taking the actions permitted by Section 5.2(c) with respect to, a bona fide Acquisition Proposal not solicited in violation of this Agreement, provided the Board of Directors of the Company determines in good faith (upon written advice of independent counsel) that it is required to do so in order to discharge properly its fiduciary duties.

     (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 5.2(c).

     (c) If the Board of Directors of the Company receives a request for material nonpublic information by a person who makes a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the written advice of independent counsel that it is required to cause the Company to act as provided in this Section 5.2(c) in order to discharge properly the directors' fiduciary duties, then, provided the person making the Acquisition Proposal has executed a confidentiality agreement similar to the one then in effect between the Company and Parent, the Company may provide such person with access to information regarding the Company.

     (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than Parent and Acquisition) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

     (e) The Company shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 5.2.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.1 HSR Act. As promptly as practicable after the date of this Agreement, the Company and Parent shall file notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

     SECTION 6.2 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent of Acquisition reasonable access, during the period to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent or Acquisition all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Parent and Acquisition shall keep such information confidential in accordance with the terms of the confidentiality letters dated December 23, 1996 (the "Confidentiality Letter"), between Parent and the Company.

     SECTION 6.3 Consents; Approvals. The Company and Parent shall each use their best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

     SECTION 6.4   Indemnification and Insurance.

     (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation set forth in the Certificate of Incorporation and By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

     (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, bought or filed, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the respective Certificate of Incorporation or By-Laws of the Company or the subsidiaries or any applicable contract or agreement as in effect on the date hereof, in each case for a period of three years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and
(iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such three-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The indemnity agreements of Parent and the Surviving Corporation in this Section 5.7(b) shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by, each person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of its subsidiaries.

     (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

     (d) For a period of five years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms (including the amounts of coverage and the amounts of deductibles, if any) that are comparable to the terms now applicable to directors and officers of Parent, or, if more favorable to the Company's directors and officers, the terms now applicable to them under the Company's current policies; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 300% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 300% of the annual premium.

     (e) From and after the Effective Time, Parent shall guarantee the obligations of the Surviving Corporation under this Section 6.4.

     (f) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event that Parent or Surviving Corporation or any of their successors or assigns (i) consolidates or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) assume the obligations of Parent and the Surviving Corporation set forth in this Section.

     SECTION 6.5 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Acquisition, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.6 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligations by Parent to agree to divest, abandon, license or take similar action with respect to any assets of Parent or the Company except such actions that would not have a Material Adverse Effect on Parent and its subsidiaries taken as a whole.

     SECTION 6.7 Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the New York Stock Exchange, Inc. ("NYSE"), if it has used all reasonable efforts to consult with the other party.

     SECTION 6.8 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.


                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Purchase of Shares. Acquisition shall have purchased Shares pursuant to the Offer;

     (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

     (d) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement.


                                 ARTICLE VIII

                                  TERMINATION

     SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent, Acquisition and the Company; or

     (b) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party who has not complied with its obligations under Section 6.6 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

     (c) by either Parent or the Company if Acquisition shall have (A) terminated the Offer or (B) failed to accept for purchase and pay for Shares pursuant to the Offer by April 15, 1997 unless Acquisition's actions are a result of the receipt by the Company of an Acquisition Proposal or a request for additional information under the HSR Act or the failure to obtain any necessary governmental or regulatory approval, in which case if Acquisition shall have failed to accept for purchase and pay for Shares by July 15, 1997 (provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in any of the circumstances described in clauses (A) and (B) before such date); or

     (d) by Parent or the Company, prior to the purchase of Shares pursuant to the Offer, if the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of the Offer, this Agreement or the Merger in a manner adverse to Parent; or

     (e) by Parent or the Company, prior to the purchase of Shares pursuant to the Offer, (i) if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement shall be untrue when made, or (ii) upon a breach in any material respect of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, in each case where such untruth or breach would have a Material Adverse Effect on the Company or the Parent, as the case may be (either (i) or (ii) above being a "Terminating Breach"), provided, that, if such Terminating Breach is curable by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(e).

     SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in
Section 8.3 and Section 9.1 hereof, and (ii) except as otherwise provided in
Section 8.3, nothing herein shall relieve any party from liability for any Termination Breach hereof by such party.

     SECTION 8.3   Fees and Expenses.

     (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     (b) The Company shall pay Parent a fee of $17.5 million (the "Company Fee"), upon the first to occur of the following events:

           (i) the termination of this Agreement by Parent pursuant to Section 8.1(d); or

          (ii) the termination of this Agreement by Parent pursuant to Section 8.1(e) on account of a Terminating Breach by the Company.

     (c) The Company Fee payable pursuant to Section 8.3(b) shall be paid within two (2) business days after the first to occur of any of the events described in Section 8.3(b)(i) or (ii); provided, that, in no event shall the Company be required to pay such Fee to Parent if, immediately prior to the termination of this Agreement, Parent was in breach of any of its material obligations under this Agreement. The payment of Company Fee shall be Parent's sole and exclusive remedy for the event giving rise to the payment of the Company Fee.


                                 ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1 Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc.

     (a) Except as otherwise provided in this Section 9.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (i) if the Merger is consummated the agreements set forth in Article II shall survive the Effective Time indefinitely, (ii) the agreements in Section 6.4 shall survive in accordance with their respective terms and (iii) the agreements set forth in
Section 8.3 shall survive termination indefinitely. The Confidentiality Letter shall survive termination of this Agreement as provided therein.

     (b) Any disclosure made with reference to one or more sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed only with respect to such section.

     SECTION 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a)   If to Parent or Acquisition:

           Laidlaw Inc.
           3221 North Service Road
           Burlington, Ontario  L7R 3Y8

           Telecopier No.:  (905) 332-6550
           Telephone No.:  (905) 336-1800
           Attention:  Ivan R. Cairns, Senior Vice President and General Counsel

     (b)   If to the Company:

           American Medical Response, Inc.
           2821 South Parker Road, Suite 1000
           Aurora, CO  80014

           Telecopier No.:  (303) 614-8519
           Telephone No.:  (303) 614-8500
           Attention:  President

           With a copy to:

           Keith F. Higgins, Esq.
           Ropes & Gray
           One International Place
           Boston, MA  02110

           Telecopier No.: (617) 951-7050
           Telephone No.: (617) 951-7000

     SECTION 9.3 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the

Company (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10% or more;

     (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

     (c) "business day" means any day other than a day on which banks in New York are required or authorized to be closed;

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (f) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 9.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 9.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letters), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

     SECTION 9.9 Assignment; Guarantee of Acquisition Obligations. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Acquisition may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Acquisition of all the obligations hereunder of Acquisition or any such assignees.

     SECTION 9.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 6.4 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

     SECTION 9.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 9.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

     SECTION 9.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                     [This space intentionally left blank.]

     IN WITNESS WHEREOF, Parent, Acquisition and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                               LAIDLAW INC.


                               By:/s/James R. Bullock
                                  ------------------------
                                  Name:  James R. Bullock
                                  Title:  President and Chief Executive Officer


                               MEDTRANS ACQUISITION CO.


                               By:/s/Ivan R. Cairns
                                  -----------------------
                                  Name:  Ivan R. Cairns
                                  Title:  President


                               AMERICAN MEDICAL RESPONSE, INC.


                               By:/s/Paul T. Shirley
                                  -----------------------
                                  Name:  Paul T. Shirley
                                  Title:  President and Chief Executive Officer

                                                            ANNEX A


                                OFFER CONDITIONS

          The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement and the term "Commission" shall be deemed to refer to the SEC.

          Notwithstanding any other provision of the Offer, Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including without limitation, Rule 14e-1(c) under the Exchange Act (relating to Acquisition's obligation to pay for or return Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and not accept for payment any Shares, if (i) the Minimum Condition shall not have been satisfied, or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated; provided, that prior to April 15, 1997, (or, if the conditions to the Offer have not been satisfied prior to April 15, 1997 as the result of the receipt by the Company of an Acquisition Proposal or as a result of a failure of the applicable waiting period under the HSR Act to expire or the failure to obtain any necessary governmental or regulatory approvals, prior to July 15, 1997) Acquisition shall not terminate the Offer by reason of the nonsatisfaction of any of the conditions and shall extend the Offer, or
(iii) Acquisition shall not have been reasonably satisfied that the provisions of Section 203 of the Delaware General Corporation Law are inapplicable to the Offer and Merger, or (iv) at any time on or after five days after announcement and prior to the acceptance for payment of Shares, any of the following conditions occurs:

          (a) there shall have been any action or proceeding brought by any governmental authority before any court located or having jurisdiction within the United States or Canada or any statute, regulation, legislation, judgment or order, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger by any court, governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States or Canada that could result in a Material Adverse Effect and have the effect of: (i) making illegal, or otherwise directly or indirectly restraining or prohibiting or imposing material penalties or fines or requiring the payment of material damages in connection with the making of, the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Parent or Acquisition, the consummation of the Offer or the Merger; (ii) prohibiting or materially limiting the direct or indirect ownership or operation by the Company or by Parent of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or compelling Parent to dispose of or hold separate all or any material portion of the business or assets of the

Company and its subsidiaries, taken as a whole, as a result of the transactions contemplated by the Merger Agreement; (iii) imposing or confirming material limitations on the ability of Parent effectively to hold or to exercise full rights of ownership of Shares, including, without limitation, the right to vote any Shares on all matters properly presented to the stockholders of the Company; or (iv) requiring divestiture by Parent or Acquisition, directly or indirectly, of any Shares; or

          (b) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct both when made and as of the date of consummation of the Offer (except to the extent such representations and warranties of the Company address matters only as of a particular date, in which case as of such date) except where the failure to perform such covenants or agreements or the failure of such representation and warranties to be so true and correct would not have a Material Adverse Effect; or

          (c) The Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been amended or terminated with the consent of the Company;

which, in the reasonable judgment of Acquisition in any such case, and regardless of the circumstances (including any action or omission by Acquisition not inconsistent with the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments of Shares.

          The foregoing conditions are for the sole benefit of Acquisition and may be asserted by Acquisition regardless of the circumstances giving rise to any such condition or may be waived by Acquisition in whole or in part at any time or from time to time in its sole discretion. The failure by Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time or from time to time.

                                      -2-